Exhibit 99.1
Squarespace Announces Fourth Quarter and Full Year 2022 Financial Results
NEW YORK, March 7, 2023 — Squarespace, Inc. (NYSE: SQSP), the all-in-one website building and ecommerce platform, today announced results for the fourth quarter and year ended December 31, 2022.

“We had another strong quarter and full year of financial results,” said Anthony Casalena, Founder & CEO of Squarespace. “The enduring strength of our business speaks to the success our customers achieve online and why we’re excited to grow with them in the future. Squarespace is uniquely positioned to help entrepreneurs unlock the power of the internet with the tools needed to build an empire.”

“We ended the fourth quarter with accelerated growth and exceeded our revenue and unlevered free cash flow guidance, continuing the strong momentum growing in our business,” said Nathan Gooden, CFO of Squarespace. “2022 was a year of innovation and steady execution across the organization. We enter the new year confident in our financial positioning and the value our platform brings to customers worldwide.”
Fourth Quarter 2022 Financial Highlights
•Total revenue grew 10% year over year to $228.8 million in the fourth quarter, compared with $207.4 million in fourth quarter 2021, and 14% in constant currency.
◦Commerce revenue grew 12% year over year to $72.0 million and 14% in constant currency.
•Net loss increased to $234.0 million, compared with a net loss of $16.3 million in the fourth quarter 2021, due to a non-cash goodwill impairment charge of $225.2 million primarily due to market values deteriorating subsequent to our acquisition of Tock in March 2021. Excluding the impairment charge, net loss for the quarter was $8.8 million.
•Earnings per share of $(1.72) based on 136,340,283 basic and dilutive weighted average shares in the fourth quarter, compared with earnings per share of $(0.12) based on 138,970,923 basic and dilutive weighted average shares in the fourth quarter 2021.
•Total bookings grew 15% year over year to $232.1 million in the fourth quarter, compared to $201.6 million in the fourth quarter 2021.
•Cash flow from operating activities increased 161% to $39.1 million for the trailing three months, compared with $15.0 million for the trailing three months ended December 31, 2021, primarily due to momentum in bookings and a reduction in marketing and sales spend.
•Unlevered free cash flow increased 217% to $41.5 million representing 18% of total revenue for the trailing three months, compared with $13.1 million for the trailing three months ended December 31, 2021.
•Adjusted EBITDA increased to $63.1 million in the fourth quarter, compared with $33.0 million in the fourth quarter 2021.
Full-Year 2022 Financial Highlights
•Total revenue grew 11% year over year to $867.0 million in 2022, compared with $784.0 million in 2021, and 14% in constant currency.

◦Commerce revenue grew 17% year over year to $269.7 million and 20% in constant currency.
•Net loss increased to $252.2 million, compared with a net loss of $249.1 million in 2021. In 2022, we incurred a $225.2 million non-cash goodwill impairment charge primarily due to market values deteriorating subsequent to our acquisition of Tock in March 2021. Excluding the impairment charge, net loss was $27.1 million for the year. Note that in 2021, in conjunction with our Direct Listing, we incurred certain stock-based compensation expenses associated with the vesting conditions of a grant to our CEO of shares of Class B common stock upon consummation of the listing which resulted in a one-time expense of $229.3 million.
•Earnings per share of $(1.82) based on 138,409,491 basic and dilutive weighted average shares in 2022, compared with earnings per share of $(2.60) based on 96,234,381 basic and dilutive weighted average shares in 2021.
•Total bookings grew 11% year over year to $906.1 million in 2022, compared to $813.1 million in 2021.
•Cash flow from operating activities increased 33% to $164.2 million in 2022, compared with $123.2 million in 2021.
•Unlevered free cash flow increased 35% to $165.6 million, representing 19% of total revenue in 2022, compared with $122.4 million in 2021.
•Adjusted EBITDA increased to $147.5 million in 2022, compared with $125.1 million in 2021.
•Cash and cash equivalents of $197.0 million, investments in marketable securities of $31.8 million; total debt of $513.9 million, of which $40.8 million is current, debt net of cash and investments totaled $285.1 million.
•Unique subscriptions increased 3% year over year to over 4.2 million in 2022, compared to 4.1 million in 2021.
•Average revenue per unique subscription ("ARPUS") increased 3% year over year to $209.16 in 2022, compared to $202.54 in 2021.
•Annual run rate revenue ("ARRR") grew 12% year over year to $931.7 million in 2022, compared to $835.2 million in 2021.
A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading "Non-GAAP Financial Measures."
2022 Business Highlights
Delivering More Value to Customers
Squarespace provides superior design and ease of use technology for entrepreneurs everywhere. Our passion for invention drove all areas of our business. In 2022, the Company:
•Revealed Squarespace Refresh: introducing more than 100 new feature releases and product updates across our platform, which included:
◦Fluid Engine, our new website design system which makes our site editor easier to use and provides customers with new customization and functionality options.
◦An expanded print-on-demand partnership, Custom Merch, which offers a seamless experience to help customers easily start selling products by outsourcing production, shipping, and fulfillment to a trusted global partner.
◦Multilingual website extension capabilities so entrepreneurs and creators can reach their audiences in more than one language.

◦New video monetization tools to help customers earn income through selling digital products and content with a new video player, video pagination to help audiences browse content, merchandising tools, and more.
◦Invoicing technology for our scheduling product to make it easy for customers to manage the invoicing process and get paid for their time.
◦Unfold, our award-winning app, launched new features and high-impact design updates to make it easier for creators to develop revenue streams, engage their audience, and plan content.
◦An automated social asset creation tool for Squarespace’s iOS App to help customers effortlessly create social content for their online stores.
◦Asset Library to help customers with asset-heavy sites better manage their workflow and provide a foundation for the future of asset management in our CMS.
◦New design tools, including motion-based scrolling block, curated font packs and color pallets, custom button styles, and more, to provide customers with more options for building a customizable online presence.
•Expanded our domains offering with tailored domain recommendations and new tools to connect an existing third-party domain to a Squarespace site.
•Introduced a new, higher tier Business Standard email plan in partnership with Google Workspace that provides more robust capabilities for businesses.

Growing Brand Resonance Globally
Our marketing investments, design-centric ethos, and go-to-market channels bolster our brand recognition and keep Squarespace top of mind for new audiences. This year, Squarespace:
•Launched Squarespace Icons, limited edition templates in collaboration with visionary creatives to explore our platform’s expressibility features and offer new possibilities for our customers.
•Hosted our inaugural Circle Day, where we engaged thousands of members of our Circle partner program at member-led sessions and showcased new product features.
•Teamed up with Zendaya for our 8th Big Game campaign to inspire the entrepreneurial spirit of our Everything to Sell Anything campaign to millions of viewers.
•Unveiled Tock’s new brand campaign, Delicious Starts Here, to showcase how customers can easily discover and book a vast range of food and beverage offerings in cities around the world.
•Continued our charitable initiative, the Make It Awards, for the fifth consecutive year and expanded the program to Australia, providing entrepreneurs and creators with funds and exposure to elevate their businesses.

Scaling Operations with a Growth Mindset
Squarespace is well-positioned for the future, and continues to strengthen its ability to deliver value to entrepreneurs, partners, and investors. In 2022, the Company:
•Bolstered our senior leadership team with experienced executives Nathan Gooden, CFO, Matt Tucker, Head of Tock, and Dan Chandre, Head of Acuity & Payments.
•Expanded our Board of Directors with the appointment of Neela Montgomery, a seasoned leader with more than 20 years of global retail and consumer leadership experience.
•Initiated a $200 million share repurchase program, which underscores the confidence leadership has in our business and the Company’s opportunity for future growth.
◦Purchased approximately 5.5 million shares at a weighted-average price per share of $21.28 on the open market.

•Lowered our total outstanding share count by 3.6 million shares, or 2.6%, compared to December 31, 2021, primarily due to our share repurchase program.

Outlook & Guidance
For the first quarter of fiscal year 2023, Squarespace currently expects:
•Revenue of $232 million to $234 million, or year-over-year growth of 12% to 13%.
•Non-GAAP unlevered free cash flow of $63 million to $65 million, which represents a margin of 27% and year-over-year growth of 41% at the midpoint. This is the result of:
◦Cash flow from operating activities of $59 million to $61 million, minus
◦Capital expenditures, expected to be approximately $2 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $6 million.

For the full fiscal year 2023, Squarespace currently expects:
•Revenue of $955 million to $970 million, or year-over-year growth of 10% to 12%.
•Non-GAAP unlevered free cash flow of $183 million to $198 million, which represents a margin of 20% and year-over-year growth of 15% at the midpoint. This is the result of:
◦Cash flow from operating activities of $169 million to $182 million, minus
◦Capital expenditures, expected in the range of $7 million to $9 million; plus
◦Cash paid for interest expense net of associated tax benefit, expected to be approximately $23 million.
Webcast Conference Call & Shareholder Letter Information
Squarespace will host a conference call on March 7, 2023 at 8:30 a.m. ET to discuss its financial results. A live webcast of the event will be available in the Events & Presentations section of the Squarespace Investor Relations website. An archived replay of the webcast will be available following the conclusion of the call. Additionally, we invite you to read our shareholder letter available on our Investor Relations website.
Non-GAAP Financial Measures
Revenue growth in constant currency is being provided to increase transparency and align our disclosures with companies in our industry that receive material revenues from international sources. Revenue constant currency has been adjusted to exclude the effect of year-over-year changes in foreign currency exchange rate fluctuations. We believe providing this information better enables investors to understand our operating performance irrespective of currency fluctuations.
We calculate constant currency information by translating current period results from entities with foreign functional currencies using the comparable foreign currency exchange rates from the prior fiscal year. To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period. Our definition of constant currency may differ from other companies reporting similarly named measures, and these constant currency performance measures should be viewed in addition to, and not as a substitute for, our operating performance measures calculated in accordance with GAAP.
Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance. We calculate adjusted EBITDA as net income/(loss) excluding interest expense,

other income/(loss), net (provision for)/benefit from income taxes, depreciation and amortization, stock-based compensation expense and other items that we do not consider indicative of our ongoing operating performance.
Unlevered free cash flow is a supplemental liquidity measure that Squarespace's management uses to evaluate its core operating business and its ability to meet its current and future financing and investing needs. Unlevered free cash flow is defined as cash flow from operating activities, including one-time expenses related to Squarespace's direct listing, less cash paid for capital expenditures increased by cash paid for interest expense net of the associated tax benefit.
Adjusted EBITDA, unlevered free cash flow and revenue constant currency are not prepared in accordance with generally accepted accounting principles in the United States of America ("GAAP") and have important limitations as an analytical tool. Non-GAAP financial measures are supplemental, should only be used in conjunction with results presented in accordance with GAAP and should not be considered in isolation or as a substitute for such GAAP results.
Further information on these non-GAAP items and reconciliation to their closest GAAP measure is provided below under, “Reconciliation of Non-GAAP Financial Measures.”
Definitions of Key Operating Metrics
Annual run rate revenue (“ARRR”). We calculate ARRR as the monthly revenue from subscription fees and revenue generated in conjunction with associated fees (fees taken or assessed in conjunction with commerce transactions) in the last month of the period multiplied by 12. We believe that ARRR is a key indicator of our future revenue potential. However, ARRR should be viewed independently of revenue, and does not represent our GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by subscription start and end dates and renewal rates. ARRR is not intended to be a replacement or forecast of revenue.
Unique subscriptions represent the number of unique sites, standalone scheduling subscriptions, Unfold (social) and hospitality subscriptions, as of the end of a period. A unique site represents a single subscription and/or group of related subscriptions, including a website subscription and/or a domain subscription, and other subscriptions related to a single website or domain. Every unique site contains at least one domain subscription or one website subscription. For instance, an active website subscription, a custom domain subscription and a Google Workspace subscription that represent services for a single website would count as one unique site, as all of these subscriptions work together and are in service of a single entity’s online presence. Unique subscriptions do not account for one-time purchases in Unfold or for hospitality services. The total number of unique subscriptions is a key indicator of the scale of our business and is a critical factor in our ability to increase our revenue base.
Average revenue per unique subscription (“ARPUS”). We calculate ARPUS as the total revenue during the preceding 12-month period divided by the average of the number of total unique subscriptions at the beginning and end of the period. We believe ARPUS is a useful metric in evaluating our ability to sell higher-value plans and add-on subscriptions.
Total bookings represents cash receipts for all subscriptions purchased, as well as payments due under the terms of contractual agreements for obligations to be fulfilled.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These statements include, but are not limited to, statements regarding Squarespace’s future operating results and financial position, including for its first fiscal quarter ending March 31, 2023 and its fiscal year ending December 31, 2023. The words "believe," "may," "will," "estimate," "potential," "continue," "anticipate," "intend," "expect," "could," "would," "project," "plan," "target," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are based on management's expectations, assumptions, and projections based on information available at the time the statements were made. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including risks and uncertainties related to: Squarespace's ability to attract and retain customers and expand their use of its platform; Squarespace’s ability to anticipate market needs and develop new solutions to meet those needs; Squarespace's ability to improve and enhance the functionality, performance, reliability, design, security and scalability of its existing solutions; Squarespace's ability to compete successfully in its industry against current and future competitors; the impact of the COVID-19 pandemic on Squarespace, its customers and their users; Squarespace’s ability to manage growth and maintain demand for its solutions; Squarespace's ability to protect and promote its brand; Squarespace's ability to generate new customers through its marketing and selling activities; Squarespace’s ability to successfully identify, manage and integrate any existing and potential acquisitions; Squarespace's ability to hire, integrate and retain highly skilled personnel; Squarespace’s ability to adapt to and comply with existing and emerging regulatory developments, technological changes and cybersecurity needs; Squarespace's compliance with privacy and data protection laws and regulations as well as contractual privacy and data protection obligations; Squarespace’s ability to establish and maintain intellectual property rights; Squarespace’s ability to manage expansion into international markets; and the expected timing, amount, and effect of Squarespace’s share repurchases. It is not possible for Squarespace's management to predict all risks, nor can it assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Squarespace may make. In light of these risks, uncertainties, and assumptions, Squarespace's actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Further information on risks that could cause actual results to differ materially from forecasted results are included in Squarespace's filings with the Securities and Exchange Commission. Except as required by law, Squarespace assumes no obligation to update these forward-looking statements, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.
About Squarespace
Squarespace is the all-in-one platform with everything to sell anything, providing customers in over 200 countries and territories with all the tools they need to sell physical products, digital content, classes, appointments, reservations and more. Powered by best-in-class design for a consistent brand experience across all touchpoints, our suite of fully integrated products enables anyone to manage their projects and businesses through websites, domains, ecommerce, marketing tools, and scheduling, along with tools for managing a social media presence with Unfold and hospitality business management via Tock. Squarespace is headquartered in downtown New York City, with offices in Dublin, Ireland, and Chicago, Illinois. For more information, visit www.squarespace.com.
Contacts
Investors
Clare Perry
investors@squarespace.com

Media
Kaitlyn Rawlett
press@squarespace.com

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except shares and per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue	$228,812	$207,420	$866,972	$784,038
Cost of revenue(1)	40,106	33,854	152,655	126,631
Gross profit	188,706	173,566	714,317	657,407
Operating expenses:
Research and product development(1)	56,828	50,679	227,297	190,371
Marketing and sales(1)	66,154	90,960	322,051	339,965
General and administrative(1)	37,942	31,608	151,620	367,945
Impairment charge	225,163	—	225,163	—
Total operating expenses	386,087	173,247	926,131	898,281
Operating (loss)/income	(197,381)	319	(211,814)	(240,874)
Interest expense	(7,230)	(2,503)	(18,207)	(11,081)
Other (loss)/income, net	(9,567)	2,138	5,030	6,631
Loss before provision for income ta	(214,178)	(46)	(224,991)	(245,324)
Provision for income taxes	(19,784)	(16,264)	(27,230)	(3,825)
Net loss	$(233,962)	$(16,310)	$(252,221)	$(249,149)
Less: accretion of redeemable convertible preferred stock to redemption value	—	—	—	(969)
Net loss attributable to Class A, Class B, Class C common stockholders, basic and dilutive	(233,962)	(16,310)	(252,221)	(250,118)

Net loss per share attributable to Class A, Class B and Class C common stockholders, basic and dilutive	$(1.72)	$(0.12)	$(1.82)	$(2.60)
Weighted-average shares used in computing net loss per share attributable to Class A, Class B and Class C common stockholders, basic and dilutive	136,340,283	138,970,923	138,409,491	96,234,381
(1) Includes stock-based compensation as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Cost of revenue	$944	$450	$3,414	$1,545
Research and product development	11,099	9,210	42,237	33,030
Marketing and sales	2,450	1,472	8,696	5,929
General and administrative(a)	12,989	12,693	48,186	267,420
Total stock-based compensation	$27,482	$23,825	$102,533	$307,924
(a) In conjunction with the listing of our class A common stock on the NYSE in May 2021, we incurred certain stock-based compensation expenses associated with the vesting conditions of a grant to our CEO of shares of Class B common stock upon consummation of the listing which resulted in a one-time expense of $229.3 million.

CONSOLIDATED BALANCE SHEETS
(In thousands, except shares and per share amounts)
(unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$197,037	$203,247
Restricted cash	35,583	30,433
Investment in marketable securities	31,757	31,456
Accounts receivable	10,748	7,969
Due from vendors	4,442	1,828
Prepaid expenses and other current assets	48,326	67,099
Total current assets	327,893	342,032
Property and equipment, net	51,633	52,839
Operating lease right-of-use assets	86,824	—
Goodwill	210,438	435,601
Intangible assets, net	42,808	60,138
Other assets	10,921	8,939
Total assets	$730,517	$899,549
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$12,987	$26,533
Accrued liabilities	64,360	60,861
Deferred revenue	269,689	233,999
Funds payable to customers	38,845	30,137
Debt, current portion	40,758	13,586
Deferred rent and lease incentives, current portion	—	2,095
Operating lease liabilities, current portion	11,514	—
Total current liabilities	438,153	367,211
Deferred income taxes, non-current portion	788	—
Debt, non-current portion	473,167	513,047
Deferred rent and lease incentives, non-current portion	—	32,348
Operating lease liabilities, non-current portion	110,169	—
Other liabilities	11,231	422
Total liabilities	1,033,508	913,028
Commitments and contingencies
Redeemable convertible preferred stock, par value of $0.0001; zero shares authorized as of December 31, 2022 and 2021, respectively; zero shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Preferred stock, par value of $0.0001; 100,000,000 shares authorized as of December 31, 2022 and 2021, respectively; zero shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Stockholders’ deficit:
Class A common stock, par value of $0.0001; 1,000,000,000 shares authorized as of December 31, 2022 and 2021, respectively; 87,754,534 and 90,826,625 shares issued and outstanding as of December 31, 2022 and 2021, respectively	8	9
Class B common stock, par value of $0.0001; 100,000,000 shares authorized as of December 31, 2022 and 2021, respectively; 47,844,755 and 48,344,755 shares issued and outstanding as of December 31, 2022 and 2021, respectively	5	5
Class C common stock (authorized March 15, 2021), par value of $0.0001; zero shares authorized as of December 31, 2022 and 2021, respectively; zero shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Class C common stock (authorized May 10, 2021), par value of $0.0001; 1,000,000,000 shares authorized as of December 31, 2022 and 2021, respectively; zero shares issued and outstanding as of December 31, 2022 and 2021, respectively	—	—
Additional paid in capital	875,737	911,570
Accumulated other comprehensive loss	(1,665)	(208)
Accumulated deficit	(1,177,076)	(924,855)
Total stockholders’ deficit	(302,991)	(13,479)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$730,517	$899,549

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Years Ended December 31,
	2022	2021
OPERATING ACTIVITIES:
Net loss	$(252,221)	$(249,149)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	31,617	32,720
Stock-based compensation	102,533	307,924
Impairment charge	225,163	—
Deferred income taxes	788	3,196
Non-cash lease expense	2,227	—
Other	832	1,181
Changes in operating assets and liabilities:
Accounts receivable and due from vendors	(5,461)	712
Prepaid expenses and other current assets	3,699	(35,423)
Accounts payable and accrued liabilities	(2,215)	14,525
Deferred revenue	39,464	29,364
Funds payable to customers	8,707	10,726
Other operating assets and liabilities	9,086	7,381
Net cash provided by operating activities	164,219	123,157
INVESTING ACTIVITIES:
Proceeds from the sale and maturities of marketable securities	27,193	34,155
Purchases of marketable securities	(27,681)	(28,694)
Purchase of property and equipment	(11,543)	(11,021)
Cash paid for acquisitions, net of acquired cash	—	(202,170)
Net cash used in operating activities	(12,031)	(207,730)
FINANCING ACTIVITIES:
Principal payments on debt	(13,586)	(13,586)
Payments for repurchase and retirement of Class A common stock	(120,193)	—
Taxes paid related to net share settlement of equity awards	(21,268)	(34,503)
Proceeds from exercise of stock options	2,211	4,760
Proceeds from issuance of Class C (authorized on March 15, 2021) common stock, net of issuance costs	—	304,409
Dividends paid	—	(367)
Net cash (used in)/provided by financing activities	(152,836)	260,713
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(412)	(351)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(1,060)	175,789
Cash, cash equivalents and restricted cash at the beginning of the period	233,680	57,891
Cash, cash equivalents and restricted cash at the end of the period	$232,620	$233,680

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$197,037	$203,247
Restricted cash	35,583	30,433
Cash, cash equivalents and restricted cash at the end of the period	$232,620	$233,680

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
Cash paid during the year for interest	$17,088	$10,251
Cash paid during the year for income taxes, net of refunds	$10,664	$1,929

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Purchases of property and equipment included in accounts payable and accrued liabilities	$1,784	$1,994
Purchases of property and equipment included in prepaid expenses and other current assets	$3,329	$3,463
Accrued taxes on equity tax withholdings	$176	$—
Non-cash leasehold improvements	$(5,864)	$—
Capitalized stock-based compensation	$980	$380
Issuance of Class C (authorized on March 15, 2021) common stock for acquisition	$—	$188,179

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(unaudited)
The following tables reconcile each non-GAAP financial measure to its most directly comparable GAAP financial measure:

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net loss	$(233,962)	$(16,310)	$(252,221)	$(249,149)
Interest expense	7,230	2,503	18,207	11,081
Provision for income taxes	19,784	16,264	27,230	3,825
Depreciation and amortization	7,844	8,814	31,617	32,720
Stock-based compensation expense	27,482	23,825	102,533	307,924
Other loss/(income), net	9,567	(2,138)	(5,030)	(6,631)
Impairment charge	225,163	—	225,163	—
Direct listing costs	—	—	—	25,318
Adjusted EBITDA	$63,108	$32,958	$147,499	$125,088

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Cash flows from operating activities	$39,102	$14,990	$164,219	$123,157
Cash paid of capital expenditures	(2,691)	(4,277)	(11,543)	(11,021)
Free cash flow	$36,411	$10,713	$152,676	$112,136
Cash paid for interest, net of the associated tax benefit	5,105	2,387	12,874	10,251
Unlevered free cash flow	$41,516	$13,100	$165,550	$122,387

	December 31, 2022	December 31, 2021
Total debt outstanding	$513,925	$526,633
Less: total cash and cash equivalents and marketable securities	228,794	234,703
Total net debt	$285,131	$291,930

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue, as reported	$228,812	$207,420	$866,972	$784,038
Revenue year-over-year growth rate, as reported	10.3%	20.4%	10.6%	26.2%
Effect of foreign currency translation ($)(1)	$(8,252)	$(1,806)	$(28,318)	$8,249
Effect of foreign currency translation (%)(1)	(4.0)%	(1.0)%	(3.6)%	1.3%
Revenue constant currency growth rate	14.3%	21.4%	14.2%	24.9%

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Commerce revenue, as reported	$71,983	$64,197	$269,672	$229,515
Revenue year-over-year growth rate, as reported	12.1%	44.5%	17.5%	60.1%
Effect of foreign currency translation ($)(1)	$(1,451)	$(310)	$(4,960)	$1,289
Effect of foreign currency translation (%)(1)	(2.3)%	(0.7)%	(2.2)%	0.9%
Commerce constant currency growth rate	14.4%	45.2%	19.7%	59.2%
(1) To calculate the effect of foreign currency translation, we apply the same weighted monthly average exchange rate as the comparative period.

	December 31,
	2022	2021
Shares Outstanding:
Class A common stock	87,754,534	90,826,625
Class B common stock	47,844,755	48,344,755
Class C common stock	0	0
Total common stock outstanding	135,599,289	139,171,380

Amounts may not sum due to rounding.

KEY PERFORMANCE INDICATORS AND NON-GAAP FINANCIAL MEASURES
(In thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Unique subscriptions (in thousands)	4,204	4,086	4,204	4,086
Total bookings (in thousands)	$232,145	$201,583	$906,056	$813,060
ARRR (in thousands)	$931,708	$835,194	$931,708	$835,194
ARPUS	$209.16	$202.54	$209.16	$202.54
Adjusted EBITDA (in thousands)	$63,108	$32,958	$147,499	$125,088
Unlevered free cash flow (in thousands)	$41,516	$13,100	$165,550	$122,387
GMV (in thousands)	$1,556,004	$1,739,092	$6,058,832	$5,781,681